Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

21ST CENTURY FOX REPORTS SECOND QUARTER INCOME FROM

CONTINUING OPERATIONS PER SHARE OF $2.89 ON IMPROVED OPERATING

RESULTS AND GAINS FROM THE SALES OF SKY ITALIA AND SKY DEUTSCHLAND

SECOND QUARTER TOTAL SEGMENT OPERATING INCOME BEFORE

DEPRECIATION AND AMORTIZATION INCREASED 12% TO $1.72 BILLION ON

TOTAL REVENUE OF $8.06 BILLION

NEW YORK, NY, February 4, 2015 – Twenty-First Century Fox Inc. (“21st Century Fox” or the “Company” — NASDAQ: FOXA, FOX) today reported financial results for the three months ended December 31, 2014.

The Company reported quarterly revenues of $8.06 billion, which included $631 million of net revenues from the Direct Broadcast Satellite Television (“DBS”) businesses, Sky Italia and Sky Deutschland AG (“Sky Deutschland”), which were sold in November 2014 to British Sky Broadcasting Group plc, subsequently re-named Sky plc, (“Sky”). Excluding the net revenues from the DBS businesses in the current year and prior year quarters, adjusted revenues increased to $7.42 billion, a $695 million or 10% increase over the $6.73 billion of adjusted revenue in the prior year quarter. This primarily reflects double-digit increases at the Cable Network Programming segment from higher affiliate and advertising revenues, and at the Filmed Entertainment segment led by higher theatrical revenues.

Quarterly total segment operating income before depreciation and amortization (“OIBDA”)(1) of $1.72 billion included $27 million of OIBDA from the DBS businesses. Excluding the OIBDA contributions from the DBS businesses in the current and prior year quarters, adjusted OIBDA grew by $181 million or 12% from $1.51 billion in the prior year to $1.70 billion. This improvement principally reflects OIBDA growth at the Company’s Cable Network Programming and Television segments. Adjusted OIBDA growth was adversely impacted by approximately $90 million or 6% from foreign exchange rate fluctuations, primarily in Latin America.

The Company reported quarterly income from continuing operations attributable to stockholders of $6.22 billion ($2.89 per share), as compared to $982 million ($0.43 per share) reported in the corresponding period of the prior year. Current year quarterly results included gains of $5.04 billion reported in Other, net, principally reflecting the Company’s gain on its sale of the DBS businesses to Sky in November 2014. Current year Equity earnings from affiliates increased by $82 million and includes the Company’s share of Sky’s gains on the sales of its ownership stake of National Geographic Channels International (“NGCI”) and its remaining shares of ITV plc (“ITV”). In addition, this past quarter’s results reflected the recognition of various tax benefits, resulting primarily from the sales of the DBS businesses. Excluding the net income effects of Other, net, as well as adjustments to Equity earnings of affiliates, including the elimination of the gains on the NGCI and ITV sales in the current year and gains from the Company’s participation in the Sky share repurchase program in the prior year, second quarter adjusted earnings per share(2) was $0.53 versus adjusted earnings per share of $0.33 in the same quarter of the prior year.

(1)

Total segment operating income before depreciation and amortization (“OIBDA”) is a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from revenues to total segment OIBDA and from OIBDA to income from continuing operations before income tax expense.

(2)

See page 14 for a reconciliation of reported net income and earnings per share from continuing operations attributable to stockholders to adjusted net income and adjusted earnings per share from continuing operations attributable to stockholders.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We delivered solid quarterly results despite continuing currency headwinds and ratings challenges at the FOX broadcast network. Our growth was led by sustained affiliate revenue growth in our channels business. I am also very proud of the creative successes that we have achieved at Twentieth Century Fox, which set a global box-office record in 2014 and leads the industry with 24 Academy Award nominations, including Best Picture nominations for Birdman and The Grand Budapest Hotel, as well as at our television production studios, which have produced the Emmy and Golden Globe winning Fargo, the critically acclaimed American Horror Story and the promising new series Empire.

“In addition to the operational success achieved this past quarter, we also executed two significant strategic transactions, the combination of our European satellite television holdings, creating Europe’s leading pay television business, and the formation of the Endemol Shine Group joint venture. These transactions further enhance our ability to drive long-term value for all of our shareholders.”

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	US $ Millions
Revenues
Cable Network Programming	$3,384	$2,964	$6,615	$5,774
Television	1,623	1,630	2,671	2,678
Filmed Entertainment	2,753	2,477	5,229	4,597
Direct Broadcast Satellite Television	663	1,517	2,112	2,907
Other, Corporate and Eliminations	(368)	(425)	(685)	(732)

Total Revenues	$8,055	$8,163	$15,942	$15,224

Less: DBS businesses, net of intercompany eliminations	(631)	(1,434)	(2,035)	(2,758)

Adjusted Total Revenues	$7,424	$6,729	$13,907	$12,466

Segment OIBDA

Cable Network Programming	$1,159	$1,038	$2,197	$2,029
Television	290	218	464	449
Filmed Entertainment	336	337	794	665
Direct Broadcast Satellite Television	27	30	234	220
Other, Corporate and Eliminations	(90)	(79)	(188)	(201)

Total Segment OIBDA	$1,722	$1,544	$3,501	$3,162

Less: DBS businesses	(27)	(30)	(234)	(220)

Adjusted Total Segment OIBDA	$1,695	$1,514	$3,267	$2,942

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

CABLE NETWORK PROGRAMMING

Cable Network Programming quarterly segment OIBDA increased $121 million or 12% to $1.16 billion, driven by a 14% revenue increase on strong affiliate and advertising revenue growth. The revenue improvement was partially offset by a 16% increase in segment expenses, approximately half of which reflected the combined impact of the planned investments in the new sports channels, Fox Sports 1 and STAR Sports, coupled with the consolidation of the Yankees Entertainment and Sports Network (the “YES Network”). The expense growth at the new sports channels was led by increased rights fees related to the inaugural broadcast of Major League Baseball Divisional and League Championship playoff games at Fox Sports 1. Segment OIBDA growth was adversely impacted by over $65 million or approximately 6% from foreign exchange rate fluctuations, primarily in Latin America.

Domestic affiliate revenue grew 19% reflecting the combination of sustained growth at the regional sports networks (“RSNs”), FX Networks and Fox News Channel, increased contribution from Fox Sports 1, as well as the consolidation of the YES Network. Reported international affiliate revenue increased 7% driven by strong local currency growth at the Fox International Channels (“FIC”) and STAR channels which was partially offset by a 14% adverse impact from the strengthened U.S. dollar.

Domestic advertising revenue grew 11% in the quarter over the prior year period driven by solid growth at the FX Networks and Fox News Channel and increased contributions from Fox Sports 1. Reported international advertising revenue increased 5% due to strong local currency growth at the STAR and FIC channels which was partially offset by a negative 5% impact from foreign exchange rate fluctuations.

OIBDA from the domestic channels increased 13% from the corresponding period in the prior year, reflecting OIBDA growth at the Fox News Channel, FX Networks and the RSNs, as well as the impact of the consolidation of the YES Network. This quarterly domestic growth was partially offset by lower contributions from Fox Sports 1 due to the increased programming costs related to the inaugural broadcast of Major League Baseball playoffs. Reported quarterly OIBDA at the Company’s international cable channels increased 8% from the corresponding period of the prior year as strong local currency growth at the STAR general entertainment networks and FIC were partially offset by the timing of the continued investment in STAR Sports and by the adverse impact from the strengthened U.S. dollar.

TELEVISION

Television generated quarterly segment OIBDA of $290 million, a $72 million or 33% increase over the $218 million reported in the prior year quarter. The increase in segment OIBDA was driven by lower programming costs at the FOX Broadcast Network from the cancellation of X-Factor, the absence of Glee in the current year quarter and the shift of the Major League Baseball League Championship Series to Fox Sports 1, all of which were partially offset by higher rights fees related to the new National Football League contract. Quarterly segment revenues were consistent with those from the corresponding period in the prior year as strong retransmission consent revenue growth was counterbalanced by a 3% decline in advertising revenues. This advertising revenue decline reflects the impact from lower general entertainment ratings at the FOX Broadcast Network, which was partially offset by increased political advertising revenue growth at the local television stations.

FILMED ENTERTAINMENT

Filmed Entertainment generated quarterly segment OIBDA of $336 million which was consistent with that reported in the same period a year-ago, as increased contributions from the film studio, led by a strong theatrical slate was offset by lower contributions from the television production businesses driven by fewer series deliveries, including the absence of How I Met Your Mother, White Collar and Glee. Total segment revenues increased $276 million or 11% led by the performance of several successful worldwide theatrical releases including The Maze Runner and Gone Girl, which have grossed over $340 million and over $365 million in worldwide box office to date, respectively. As a result of these and other successful releases in the year the studio has broken the all-time global box-office industry record, having generated more than $5.5 billion in 2014. In addition, its films received an industry-leading 24 Academy Award nominations – including Best Picture nominations for Birdman and Grand Budapest Hotel which won the Golden Globe for Best Picture – Comedy.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

The Company’s share of equity earnings (losses) of affiliates is as follows:

			Three Months Ended		Six Months Ended
			December 31,		December 31,
	% Owned		2014	2013	2014	2013
			US $ Millions
Sky	39%	(1)	$296	$184	$692	$276
Other affiliates	Various	(2)	(46)	(16)	(63)	(16)

Total equity earnings of affiliates			$250	$168	$629	$260

(1)	Please refer to Sky’s earnings releases for detailed information.
(2)	Primarily comprised of Hulu and STAR equity affiliates, as well as the YES Network through February 2014 in the prior year.

Quarterly earnings from affiliates were $250 million as compared to $168 million in the same period a year ago. This $82 million increase reflects increased contributions from Sky, resulting from the Company’s share of Sky’s gain on the sales of NGCI and its remaining shares in ITV, which was partially offset by professional fees and purchase price amortization incurred by Sky related to its acquisition of the DBS businesses, as well as the absence of a share repurchase gain in the current year. The increased contributions from Sky were partially offset by the absence of the YES Network contributions in the current year resulting from its consolidation in February 2014.

OTHER ITEMS

Share repurchases

On August 5, 2014, the Board of Directors authorized the repurchase of an additional $6 billion of Class A Common Stock, excluding commissions. The Company expects to fully utilize this stock repurchase authorization over the twelve month period ending in August 2015. The remaining authorized amount under the Company’s stock repurchase program as of December 31, 2014, excluding commissions, was approximately $3.8 billion.

During the quarter, the Company repurchased 42 million shares of Class A Common Stock for $1.5 billion. As a result of the stock repurchase program, diluted weighted average common stock outstanding of 2.15 billion in this year’s quarter declined 6% from 2.28 billion in the same period a year ago.

Dividends

The Company announced a 20% increase to its dividend, declaring a semi-annual dividend of $0.15 per Class A and Class B share, resulting in a prospective annual dividend of $0.30 per share. The dividend declared is payable on April 15, 2015 with a record date for determining dividend entitlements of March 11, 2015.

Sky Italia and Sky Deutschland

In November 2014, the Company sold its 100% and 57% ownership stakes in Sky Italia and Sky Deutschland, respectively, to Sky for approximately $8.8 billion comprised of approximately $8.2 billion in cash received, net of $650 million of cash paid to acquire Sky’s 21% interest in NGCI, increasing the Company’s ownership stake in NGCI to 73%. In connection with this transaction, the Company participated in Sky’s equity offering in July 2014 by purchasing additional shares in Sky for approximately $900 million and maintained the Company’s 39% ownership interest. As a result of the transaction, Sky Italia and Sky Deutschland ceased to be consolidated subsidiaries of the Company. The Company recorded a pre-tax gain of $5.0 billion on this transaction, which was included in Other, net in the Unaudited Consolidated Statements of Operations for the three and six months ended December 31, 2014, and utilized available tax attributes to offset substantially all of the taxable gain.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

Shine Group

The Company and funds managed by Apollo Global Management, LLC (“Apollo”) formed Endemol Shine Group in December 2014 to which the Company contributed its interests in the Shine Group and cash. The joint venture, a global multi-platform content provider, is comprised of the Shine Group, Endemol, and CORE Media Group and is jointly managed by the Company and Apollo, with each owning 50%. As a result of the transaction, Shine Group ceased to be a consolidated subsidiary of the Company. The Company recorded a pre-tax gain of $63 million on this transaction which was included in Other, net in the Unaudited Consolidated Statements of Operations for the three and six months ended December 31, 2014. The Company’s investment in the Endemol Shine Group is accounted for using the equity method of accounting.

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.21cf.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	US $ Millions, except per share amounts
Revenues	$8,055	$8,163	$15,942	$15,224

Operating expenses	(5,366)	(5,551)	(10,418)	(9,998)
Selling, general and administrative	(988)	(1,086)	(2,067)	(2,104)
Depreciation and amortization	(201)	(260)	(477)	(573)
Equity earnings of affiliates	250	168	629	260
Interest expense, net	(310)	(274)	(615)	(546)
Interest income	9	7	23	15
Other, net	5,040	191	5,075	156

Income from continuing operations before income tax expense	6,489	1,358	8,092	2,434
Income tax expense	(189)	(360)	(692)	(660)

Income from continuing operations	6,300	998	7,400	1,774
(Loss) income from discontinued operations, net of tax	(16)	225	(23)	712

Net Income	$6,284	$1,223	$7,377	$2,486

Less: Net income attributable to noncontrolling interests	(77)	(16)	(133)	(24)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$6,207	$1,207	$7,244	$2,462

Weighted average shares:	2,152	2,283	2,173	2,296

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$2.89	$0.43	$3.34	$0.76

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$2.88	$0.53	$3.33	$1.07

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2014	2014
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$10,051	$5,415
Receivables, net	6,669	6,468
Inventories, net	3,226	3,092
Other	318	401

Total current assets	20,264	15,376

Non-current assets:
Receivables, net	462	454
Investments	4,423	2,859
Inventories, net	6,364	6,442
Property, plant and equipment, net	1,718	2,931
Intangible assets, net	6,427	8,072
Goodwill	12,448	18,052
Other non-current assets	546	607

Total assets	$52,652	$54,793

Liabilities and Equity:
Current liabilities:
Borrowings	$227	$799
Accounts payable, accrued expenses and other current liabilities	3,628	4,183
Participations, residuals and royalties payable	1,763	1,546
Program rights payable	1,091	1,638
Deferred revenue	530	690

Total current liabilities	7,239	8,856

Non-current liabilities:
Borrowings	18,901	18,259
Other liabilities	3,395	3,507
Deferred income taxes	1,782	2,729
Redeemable noncontrolling interests	547	541
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	13	14
ClassB common stock, $0.01 par value	8	8
Additional paid-in capital	14,099	15,041
Retained earnings	7,168	2,389
Accumulated other comprehensive loss	(1,475)	(34)

Total Twenty-First Century Fox, Inc. stockholders’ equity	19,813	17,418
Noncontrolling interests	975	3,483

Total equity	20,788	20,901

Total liabilities and equity	$52,652	$54,793

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2014	2013
	US $ Millions
Operating activities:
Net Income	$7,377	$2,486
Less: (Loss) income from discontinued operations, net of tax	(23)	712

Income from continuing operations	7,400	1,774
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	477	573
Amortization of cable distribution investments	44	40
Equity-based compensation	91	53
Equity earnings of affiliates	(629)	(260)
Cash distributions received from affiliates	221	221
Other, net	(5,075)	(156)
Deferred income taxes	(246)	(214)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(809)	(906)
Inventories net of program rights payable	(940)	(962)
Accounts payable and other liabilities	318	385

Net cash provided by operating activities from continuing operations	852	548

Investing activities:
Property, plant and equipment	(261)	(329)
Acquisitions, net of cash acquired	—	(12)
Investments in equity affiliates	(1,076)	(101)
Other investments	(39)	(26)
Proceeds from dispositions, net	8,613	223

Net cash provided by (used in) investing activities from continuing operations	7,237	(245)

Financing activities:
Borrowings	2,447	987
Repayment of borrowings	(2,059)	—
Issuance of shares	48	66
Repurchase of shares	(2,730)	(1,735)
Dividends paid	(436)	(397)
Purchase of subsidiary shares from noncontrolling interests	(650)	(75)
Distribution to News Corporation	—	(10)

Net cash used in financing activities from continuing operations	(3,380)	(1,164)

Net (decrease) increase in cash and cash equivalents from discontinued operations	(28)	495

Net increase (decrease) in cash and cash equivalents	4,681	(366)
Cash and cash equivalents, beginning of year	5,415	6,659
Exchange movement on cash balances	(45)	52

Cash and cash equivalents, end of period	$10,051	$6,345

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	US $ Millions
Revenues

Cable Network Programming	$3,384	$2,964	$6,615	$5,774
Television	1,623	1,630	2,671	2,678
Filmed Entertainment	2,753	2,477	5,229	4,597
Direct Broadcast Satellite Television	663	1,517	2,112	2,907
Other, Corporate and Eliminations	(368)	(425)	(685)	(732)

Total Revenues	$8,055	$8,163	$15,942	$15,224

Less: DBS businesses, net of intercompany eliminations	(631)	(1,434)	(2,035)	(2,758)

Adjusted Total Revenues	$7,424	$6,729	$13,907	$12,466

Segment OIBDA

Cable Network Programming	$1,159	$1,038	$2,197	$2,029
Television	290	218	464	449
Filmed Entertainment	336	337	794	665
Direct Broadcast Satellite Television	27	30	234	220
Other, Corporate and Eliminations	(90)	(79)	(188)	(201)

Total Segment OIBDA	$1,722	$1,544	$3,501	$3,162

Less: DBS businesses	(27)	(30)	(234)	(220)

Adjusted Total Segment OIBDA	$1,695	$1,514	$3,267	$2,942

Depreciation and Amortization

Cable Network Programming	$69	$49	$149	$99
Television	29	25	55	49
Filmed Entertainment	30	33	63	65
Direct Broadcast Satellite Television	69	149	202	352
Other, Corporate and Eliminations	4	4	8	8

Total Depreciation and Amortization	$201	$260	$477	$573

Less: DBS businesses	(69)	(149)	(202)	(352)

Adjusted Total Depreciation and Amortization *	$132	$111	$275	$221

*

The three months ended December 31, 2014 and 2013 include the amortization of definite lived intangible assets of $68 million and $45 million, respectively. The six months ended December 31, 2014 and 2013 include the amortization of definite lived intangible assets of $139 million and $89 million, respectively. These amounts principally reflect purchase price amortization related to acquisitions.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

CONSOLIDATED REVENUES BY COMPONENT

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	US $ Millions
Affiliate Fees	$2,480	$2,119	$4,912	$4,221
Subscription	605	1,366	1,964	2,671
Advertising	2,370	2,385	4,104	4,050
Content	2,487	2,156	4,749	4,068
Other	113	137	213	214

Total Revenues	$8,055	$8,163	$15,942	$15,224

CONSOLIDATED ADJUSTED REVENUES BY COMPONENT (EXCLUDING DBS BUSINESSES, NET OF ELIMINATIONS)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	US $ Millions
Affiliate Fees	$2,492	$2,152	$4,955	$4,284
Advertising	2,325	2,290	3,998	3,911
Content	2,501	2,171	4,772	4,099
Other	106	116	182	172

Total Adjusted Revenues	$7,424	$6,729	$13,907	$12,466

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Impairment charges, Discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

The following tables reconcile revenues to segment OIBDA and from OIBDA to Income from continuing operations before income tax expense:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	US $ Millions
Revenues	$8,055	$8,163	$15,942	$15,224
Operating expenses	(5,366)	(5,551)	(10,418)	(9,998)
Selling, general and administrative	(988)	(1,086)	(2,067)	(2,104)
Add: Amortization of cable distribution investments	21	18	44	40

Total Segment OIBDA	1,722	1,544	3,501	3,162
Amortization of cable distribution investments	(21)	(18)	(44)	(40)
Depreciation and amortization	(201)	(260)	(477)	(573)
Equity earnings of affiliates	250	168	629	260
Interest expense, net	(310)	(274)	(615)	(546)
Interest income	9	7	23	15
Other, net	5,040	191	5,075	156

Income from continuing operations before income tax expense	$6,489	$1,358	$8,092	$2,434

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

	Three Months Ended December 31, 2014
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,384	$(2,246)	$21	$1,159
Television	1,623	(1,333)	—	290
Filmed Entertainment	2,753	(2,417)	—	336
Direct Broadcast Satellite Television	663	(636)	—	27
Other, Corporate and Eliminations	(368)	278	—	(90)

Consolidated Total	$8,055	$(6,354)	$21	$1,722

Less: DBS businesses, net of intercompany eliminations	(631)	604	—	(27)

Adjusted Consolidated Total	$7,424	$(5,750)	$21	$1,695

	Three Months Ended December 31, 2013
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$2,964	$(1,944)	$18	$1,038
Television	1,630	(1,412)	—	218
Filmed Entertainment	2,477	(2,140)	—	337
Direct Broadcast Satellite Television	1,517	(1,487)	—	30
Other, Corporate and Eliminations	(425)	346	—	(79)

Consolidated Total	$8,163	$(6,637)	$18	$1,544

Less: DBS businesses, net of intercompany eliminations	(1,434)	1,404	—	(30)

Adjusted Consolidated Total	$6,729	$(5,233)	$18	$1,514

	Six Months Ended December 31, 2014
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$6,615	$(4,462)	$44	$2,197
Television	2,671	(2,207)	—	464
Filmed Entertainment	5,229	(4,435)	—	794
Direct Broadcast Satellite Television	2,112	(1,878)	—	234
Other, Corporate and Eliminations	(685)	497	—	(188)

Consolidated Total	$15,942	$(12,485)	$44	$3,501

Less: DBS businesses, net of intercompany eliminations	(2,035)	1,801	—	(234)

Adjusted Consolidated Total	$13,907	$(10,684)	$44	$3,267

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

	Six Months Ended December 31, 2013
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$5,774	$(3,785)	$40	$2,029
Television	2,678	(2,229)	—	449
Filmed Entertainment	4,597	(3,932)	—	665
Direct Broadcast Satellite Television	2,907	(2,687)	—	220
Other, Corporate and Eliminations	(732)	531	—	(201)

Consolidated Total	$15,224	$(12,102)	$40	$3,162

Less: DBS businesses, net of intercompany eliminations	(2,758)	2,538	—	(220)

Adjusted Consolidated Total	$12,466	$(9,564)	$40	$2,942

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2014

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to stockholders excluding Equity affiliate adjustments and Other, net, net of tax (“adjusted income and diluted EPS from continuing operations attributable to stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following tables reconcile reported income and reported diluted EPS from continuing operations attributable to stockholders to adjusted income and diluted EPS from continuing operations attributable to stockholders for the three months ended December 31, 2014 and 2013.

	Three Months Ended
	December 31, 2014		December 31, 2013
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$6,300		$998
Less: Net income attributable to noncontrolling interests	(77)		(16)

Income from continuing operations attributable to stockholders	$6,223	$2.89	$982	$0.43

Equity affiliate adjustments (net of provision for income taxes of -$51 and -$16 for the three months ended December 31, 2014 and 2013, respectively)(a)	(93)	(0.04)	(32)	(0.01)

Other, net (net of provision for income taxes of -$42 and $3 for the three months ended December 31, 2014 and 2013, respectively)	(4,998)	(2.32)	(194)	(0.08)

Rounding			—	(0.01)

As adjusted	$1,132	$0.53	$756	$0.33

(a)

Equity earnings of affiliates for the three months ended December 31, 2014 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s gain on the sales of its ownership stakes in NGCI and ITV, partially offset by purchase price amortization and professional fees incurred by Sky related to its acquisition of Sky Italia and Sky Deutschland. Equity earnings of affiliates for the three months ended December 31, 2013 was adjusted to exclude from Sky results 21st Century Fox’s gain on the Sky repurchase program.